Exhibit 4.9

March 14, 2011

Graham Porter

c/o Tiger Ventures Limited

1401-05 Jardine House

1 Connaught Place, Central

Hong Kong

Dear Graham:

This letter agreement memorializes the understanding between you and the Seaspan Corporation (the “Company”) regarding the treatment of certain of your outside business activities and investments. Capitalized terms used but not defined below shall have the meanings ascribed to them in Appendix A hereto.

The Company hereby acknowledges that you and certain of your Affiliates will be providing services to and engaging in activities involving Greater China Investments and Tiger Management Limited and its Subsidiaries. You agree that you will fulfill your fiduciary duties to the Company with respect to any potential investment and business opportunities. The Company agrees and acknowledges that, (a) for any Container Investment Opportunity or Container Vessel Business Acquisition under the Right of First Refusal Agreement and (b) subject to compliance by GC Intermodal with the terms of the Right of First Refusal Agreement, if (i) the Company rejects all or any portion of such Container Investment Opportunity, (ii) the Company does not exercise its right to purchase any Vessel or Container Vessel Business included in such Container Investment Opportunity or Container Vessel Business Acquisition in accordance with the terms of the Right of First Refusal Agreement, (iii) the Company exercises such right but fails to purchase such Vessel or Container Vessel Business in accordance with the terms of the applicable Vessel Purchase Contract (or, if applicable, Revised Negotiated Vessel Purchase Contract) or (iv) the Company does not have the right to purchase or effect, or exercise its right of first refusal under the Right of First Refusal Agreement with respect to, any Vessel subject to such Container Investment Opportunity or such Container Vessel Business Acquisition under the Right of First Refusal Agreement, the Company shall be deemed to have renounced any interest or expectancy in the purchase or acquisition of, such Container Investment Opportunity or Container Vessel Business or applicable portion thereof. The Company further agrees and acknowledges that, in connection with any sale or disposition of any Container Vessel by GC Intermodal or its Subsidiaries, subject to compliance by GC Intermodal with the applicable terms of the Right of First Refusal Agreement, the Company shall be deemed to have renounced any interest or expectancy in such sale or disposition of such Container Vessel.

If the foregoing correctly sets forth the understanding between us, please indicate your acceptance of the terms hereof by signing in the appropriate space provided below.

Very truly yours,

SEASPAN CORPORATION

By	/s/ Sai W. Chu
Name: Sai W. Chu
Title: Chief Financial Officer

Signature Page to the Side Letter

Accepted and agreed as of this

14th day of March, 2011:

GRAHAM PORTER

/s/ Graham Porter
Graham Porter

Signature Page to the Side Letter

Appendix A

“Affiliate” means, with respect to any Person, any Person who owns or controls, is owned or controlled by, or is under common ownership or control with, such Person. As used in this definition, “control” or “controlled” means, with respect to any Person, the right to elect or appoint, directly or indirectly, a majority of the directors of such Person or a majority of the Persons who have the right, including any contractual right, to manage and direct the business, affairs and operations of such Person, or the possession of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Container Investment Opportunity” has the meaning provided in the Right of First Refusal Agreement.

“Container Vessel” means an ocean-going vessel specifically constructed to transport containerized cargo.

“Container Vessel Business” has the meaning provided in the Right of First Refusal Agreement.

“Container Vessel Business Acquisition” has the meaning provided in the Right of First Refusal Agreement.

“Entity” means any corporation, limited liability company, partnership, limited partnership, limited liability partnership, joint venture, trust, business trust, organization, firm, unincorporated association, estate or other legal entity.

“GC Entities” means, collectively, GC Investments and GC Intermodal.

“GC Intermodal” means Greater China Intermodal Investments LLC.

“GC Investments” means Greater China Industrial Investments LLC.

“Greater China Investments” means (i) the GC Entities, (ii) each direct or indirect Subsidiary of the GC Entities, (iii) any other Person in which the GC Entities have made a direct or indirect Investment and (iv) the successor entities of (i), (ii) and (iii).

“Investment” means any equity or debt investment made or committed to be made by the GC Entities or any of their Subsidiaries, except that payment of any general, administrative or other operating or formation expense of the GC Entities or any of their Subsidiaries (including through any investment in any such entity, to the extent so designated by the Transaction Committee) will not constitute an Investment.

“Person” means any individual or Entity.

“Revised Negotiated Vessel Purchase Contract” has the meaning provided in the Right of First Refusal Agreement.

“Right of First Refusal Agreement” means that certain Right of First Refusal Agreement, dated as of the date hereof, by and among the Company, GC Intermodal and Washington.

“Subsidiary” means, with respect to any Person, any other Person more than fifty (50%) percent of the voting power of which is held, directly or indirectly, by such first Person and/or any of such first Person’s Subsidiaries, or over which such Person either directly or indirectly exercises Control (including (i) any limited partnership of which such first Person, directly or indirectly, is the general partner or otherwise has the power to direct or cause the direction of the management and policies thereof and (ii) any limited liability company of which such first Person, directly or indirectly, is the managing member or otherwise has the power to direct or cause the direction of the management and policies thereof).

“Transaction Committee” means, as applicable, the Transaction Committee of the Board of Managers of GC Investments or GC Intermodal.

“Vessel Purchase Contract” has the meaning provided in the Right of First Refusal Agreement.

“Vessels” means the Container Vessels owned or leased by the Company or any of its controlled Affiliates from time to time and “Vessel” means any one of them.

“Washington” means Blue Water Commerce, LLC, a limited liability company formed under the laws of Montana.